ISCO International's RF Technology Integration Solutions Help First Cellular of Southern Illinois Stay Ahead of the Field

ELK GROVE VILLAGE, IL -- 06/22/2005 -- ISCO International, Inc. (AMEX: ISO), a leading global supplier of RF management and interference-control solutions for the wireless telecommunications industry ("ISCO"), and First Cellular of Southern Illinois ("First Cellular"), a premier regional wireless service provider, issued a joint statement.

"First Cellular, an existing customer of ISCO RF solutions, asked us for help in combining different technologies within its cell sites -- CDMA, GSM and analog," said Mr. John Thode, President and CEO of ISCO. "This is the type of problem that ISCO is able to effectively address given our significant core competencies in RF conditioning. We provided an RF2-based solution that allowed First Cellular to integrate these disparate technologies and base station equipment to enable seamless, high call quality service to its customers."

"One appealing aspect of the ISCO CDMA MultiCoupler Front End solution is that it enabled First Cellular to integrate multiple air interfaces and OEM Base Stations with a strong ROI business case," said Mike Jaksich, VP Network Operations for First Cellular.

Continued Mr. Thode, "This is becoming a very common issue in wireless today. Operators must integrate different technologies in order to meet customer requirements and competitive pressures. This is a result of both recent merger activity and the availability of new technologies, with the resulting new services. ISCO continues to develop products that specifically address these difficult requirements and we continue to look for opportunities to serve the needs of First Cellular and other operators undertaking this evolution."

Mr. Jaksich views the use of the core ISCO RF2 product and the CDMA MultiCoupler, which includes RF2 functionality as a "right product -- right application" classic integration success story.

Web sites:
http://www.iscointl.com
http://www.firstcellular.com

CONTACT:
Mr. Frank Cesario
PHONE: 847-391-9492
iscoir@iscointl.com